EXHIBIT 5.1/EXHIBIT 23.1
                            ------------------------

           Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered.

       Consent of Thacher Proffitt & Wood (included in Exhibit 5 hereof).



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                     [LETTERHEAD OF THACHER PROFFITT & WOOD]













                                        January 21, 1999

Dime Community Bancshares, Inc.
209 Havermeyer Street
Brooklyn, New York 12211


              Re: Option Plan Consisting Option Conversion Agreements with
                  Former Officers and Directors of Financial Bancorp, Inc.
                  --------------------------------------------------------

Dear Sirs:

                  We have acted as counsel for Dime Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 177,286 shares of its common stock, par value $.01 per share (the "Shares"), which have been reserved for issuance ("Original Issue Shares") upon the exercise of stock options granted under
Section 1.6(b) of the Agreement and Plan of Merger, dated as of the 18th day of July, 1998, by and between the Company and Financial Bancorp, Inc. (the "Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of Delaware.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Company or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.




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Dime Community Bancshares, Inc.
January 21, 1999                                                          Page 2

                  Based on the foregoing, we are of the opinion that the Original Issue Shares that are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Original Issue Shares will be validly issued, fully paid and non-assessable.

                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities laws).

                  This opinion is given solely for the benefit of the Company and purchasers of Shares under the Plan, and no other person or entity is entitled to rely hereon without express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                            Very truly yours,

                                            THACHER PROFFITT & WOOD

                                            By: /s/ W. Edward Bright
                                                --------------------
                                                    W. Edward Bright